EXHIBIT 16.0

                   NEWPORT INTERNATIONAL GROUP INC.
                     11863 Wimbledon Circle, #418
                         Wellington, FL 33414
                         Tel: (561) 389-6725
                         Fax: (561) 333-9590


VIA FACSIMILE:  815-846-7550

March 16, 2001

H. Timothy Woo & Co. CPAs
16 West 32nd Street
Suite 805
New York, N.Y. 10001

RE:  NEWPORT INTERNATIONAL GROUP INC.
     (Formerly known as First Philadelphia Capital Corp.)

Dear Mr. Woo:

We regret to inform you that we have appointed J.P. Spillane, CPA, for purposes of our SEC accounting. In this connection, Newport International Group Inc. is required to file a Form 8-K with the SEC and to include a letter from your firm agreeing with the contents of the Form 8-K or stating reasons you believe it not to be accurate.

I am enclosing a copy of the Form 8-K which Newport International
Group, Inc. intends to file with the SEC. I am requesting that you provide a letter to accompany that filing as required by the regulations. I am enclosing a proposed letter from your firm, if you agree with it.

I would appreciate receiving your signed letter as soon as possible by fax. If you have any questions, please feel free to telephone me to discuss it.

Best personal regards.

Very truly yours,

/s/ Solomon Lam
----------------------
Solomon Lam
President